EXHIBIT 99.1

(BW)(CA-3D-SYSTEMS)(TDSC) 3D SYSTEMS ANNOUNCES RECEIPT OF FINANCING COMMITMENT

         Business Editors & High-Tech Writers

         VALENCIA, Calif.--(BUSINESS WIRE)--April 27, 2001--3D Systems Corp. (Nasdaq:TDSC) today announced the receipt of a financing commitment from U.S. Bank in an amount sufficient to fund its tender offer for all the outstanding shares of common stock of DTM Corporation for $5.80 per share in cash.

         Consistent with the terms of the merger agreement entered into between 3D Systems and DTM on April 2, 2001, 3D Systems expects to commence the tender within the next five business days.

         Under the merger agreement, the tender offer will be followed by a merger in which each share of DTM common stock not tendered through the offer will convert to a right to receive $5.80 in cash. All employee options will be converted into a right to receive cash at the same value as the common stock (less the applicable exercise price) as part of the merger. After the merger, DTM will become a wholly owned subsidiary of 3D Systems. The closing of the tender offer is subject to customary closing conditions including the tender of at least 67% of DTM's outstanding shares of common stock and the receipt by 3D Systems of the financing necessary to complete the transaction. DTM's chief executive officer, John S. Murchison III, and DTM Acquisition Corp., together representing approximately 52.7% of DTM's outstanding shares of common stock, have entered into agreements to tender their shares pursuant to the tender offer.

         About 3D Systems

         3D Systems provides solid imaging products and services that substantially reduce the time and cost required to design, test and manufacture products. The company's systems utilize patented technologies that create physical objects from digital input.

         3D Systems currently offers the ThermoJet(R) office printer and SLA(R) industrial systems, which include proprietary software and materials. Product pricing in the U.S. begins at $49,995 for the company's entry-level printer and extends up to $799,000 for its feature-rich industrial SLA system. The company also licenses the 3D Keltool(R) process, a complementary application that produces injection molding and die casting inserts from SLA system master patterns. In February 2001, 3D Systems announced it acquired OptoForm, a French company that developed stereolithography systems that use paste materials. In April 2001, the company announced the signing of a definitive merger agreement to purchase DTM Corporation, contingent on, among other conditions, obtaining adequate financing to complete the acquisition.
Based in Valencia, Calif., 3D Systems was founded in 1986 and is recognized as the world technology and market leader in solid imaging. For additional information, visit the company's web site at www.3dsystems.com or phone 888/337-9786, ext. 770. For an investor packet, call the company's shareholder communications service at 800/757-1799.

         Note to editors: ThermoJet, SLA, Keltool and the 3D logo are registered trademarks of 3D Systems.


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         Notice to Read Tender Offer Documents: Tender Offer Statement on
Schedule TO will be filed by 3D Systems with the Securities and Exchange Commission (SEC). DTM stockholders are urged to read the Tender Offer Statement and any other relevant documents to be filed with the SEC. The Tender Offer Statement and other documents filed with the SEC will contain important information that such stockholders should consider before making any decision regarding the tender offer and related transactions. DTM stockholders may obtain a free copy of the Tender Offer Statement and other documents filed by 3D Systems (and DTM) with the SEC at the SEC's web site at www.sec.gov. The Tender Offer Statement and other documents to be filed with the SEC by 3D Systems will be available free of charge from 3D Systems by directing a request to 3D Systems Corp., 26081 Avenue Hall, Valencia, CA, 91355.

         Certain statements in this news release may constitute "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance and achievement of 3D Systems or DTM to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect each company's prospects in general include, but are not limited to: changes in general and industry-wide economic and business conditions; the availability of capital on acceptable terms; the availability of financing in amounts necessary to allow 3D Systems to purchase the DTM shares; actions of competitors and customers; the uncertain outcome of litigation in which the parties are or may become involved, including the ongoing litigation between DTM and EOS GmbH; the impact of competitive products and pricing; the availability and acceptance of 3D Systems' and DTM's products generally; the extent to which the companies are able to develop new products and markets for their products; and such other factors as are described in the companies' filings with the Securities And Exchange Commission, including annual reports on Form 10-K for the year ended Dec. 31, 2000, and current reports on Form 8-K filed on April 6 and April 10, 2001.

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             CONTACT: 3D Systems Corp.
                      Jeff Krinks, 661/295-5600, ext. 2910
                      krinksj@3dsystems.com
                        or
                      Self & Associates
                      Trudy Self, 818/880-5437
                      tmself@aol.com